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                                                                    EXHIBIT 99.1

                FIRST FEDERAL SAVINGS BANK OF BRUNSWICK, GEORGIA
                             777 GLOUCESTER STREET
                            BRUNSWICK, GEORGIA 31520

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON
                                 APRIL 11, 1997


     Notice is hereby given that a Special Meeting of Stockholders of First Federal Savings Bank of Brunswick, Georgia ("First Federal") will be held at the St. Simons Island Club located at 100 Kings Way, St. Simons Island, Georgia 31522, on Friday, April 11, 1997, at 10:30 A..M., Eastern Daylight Savings Time (the "Special Meeting"), for the following purposes:



     1. ACQUISITION BY NATIONSBANK CORPORATION. To consider and vote upon approval of an Amended and Restated Agreement and Plan of Reorganization, dated as of November 20, 1989, between NationsBank Corporation ("NationsBank") (as successor to C&S/Sovran Corporation, The Citizens and Southern Corporation, Citizens and Southern Georgia Corporation and The Citizens and Southern National Bank (collectively, "C&S/Sovran")) and First Federal; Amendment Number One to the Amended and Restated Agreement and Plan of Reorganization, dated as of August 20, 1990, between NationsBank (as successor to C&S/Sovran) and First Federal; Amendment Number Two to the Amended and Restated Agreement and Plan of Reorganization, dated as of December 19, 1990, between NationsBank (as successor to C&S/Sovran) and First Federal; Order of the Superior Court of Glynn County, Georgia, dated December 16, 1994; Order of the Superior Court of Glynn County, Georgia dated October 11, 1996; letter from First Federal to NationsBank, dated November 12, 1996, regarding the calculation of the number of shares of NationsBank common stock to be received by First Federal stockholders in the transaction; and letter from First Federal to NationsBank, dated January 17, 1997, waiving certain provisions of the foregoing Amendments Number One and Two (collectively, the foregoing are referred to as the "Agreement") and the transactions contemplated thereby. Pursuant to the Agreement, a wholly owned subsidiary of NationsBank would merge with and into First Federal, and each outstanding share of First Federal common stock would be converted into the right to receive 1.60 shares of NationsBank common stock, all as described more fully in the accompanying Proxy Statement-Prospectus.


     2. OTHER BUSINESS. To transact such other or further business as may properly come before the Special Meeting and any adjournment or postponement thereof.


     Only stockholders of record at the close of business on March 3, 1997, are entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof.


                                         BY ORDER OF THE BOARD OF DIRECTORS

                                         BEN T. SLADE, III
                                         CHAIRMAN OF THE BOARD


March 14, 1997


     BECAUSE THE AFFIRMATIVE VOTE OF AT LEAST TWO-THIRDS OF THE OUTSTANDING SHARES OF FIRST FEDERAL COMMON STOCK IS REQUIRED TO APPROVE THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU INTEND TO ATTEND THE MEETING IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT-PROSPECTUS. ANY STOCKHOLDER PRESENT AT THE SPECIAL MEETING, INCLUDING ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, MAY REVOKE HIS OR HER PROXY AND VOTE IN PERSON ON EACH MATTER BROUGHT BEFORE THE SPECIAL MEETING.